Morgan Stanley Institutional Fund, Inc. - U.S. Real Estate Portfolio
Item 77O - Transactions effected pursuant to Rule 10f-3

Securities Purchased:	Commonwealth REIT
Purchase/Trade Date:	7/13/2011
Offering Price of Shares: $24.000
Total Amount of Offering:  10,000,000 shares
Amount Purchased by Fund:   64,530 shares
Percentage of Offering Purchased by Fund: 0.645
Percentage of Fund's Total Assets: 0.16
Brokers: Citi, Morgan Stanley, Wells Fargo Securities, BofA
Merrill Lynch, Jefferies, RBC Capital Markets
Purchased from: Wachovia Securities